Exhibit 10.48

EXECUTION VERSION

GUARANTY AND SECURITY AGREEMENT

Dated as of November 17, 2016

by

CURO RECEIVABLES FINANCE I, LLC,

as the Borrower Agent,

and

EACH OTHER GRANTOR

FROM TIME TO TIME PARTY HERETO

in favor of

VICTORY PARK MANAGEMENT, LLC,

as Agent

i

TABLE OF CONTENTS

(continued)

ii

ANNEXES AND SCHEDULES

Annex 1	Form of Pledge Amendment
Annex 2	Form of Joinder Agreement
Annex 3	Form of Intellectual Property Security Agreement

Schedule 1	Commercial Tort Claims
Schedule 2	Filings
Schedule 3	Pledged Collateral
Schedule 4	Intellectual Property

iii

GUARANTY AND SECURITY AGREEMENT, dated as of November 17, 2016, by CURO Receivables Finance I, LLC, a Delaware limited liability company (the “Borrower Agent”), CURO Receivables Holdings I, LLC, a Delaware limited liability company (“SPV Guarantor”) and each of the other entities listed on the signature pages hereof or that becomes a party hereto pursuant to Section 8.6 (together with the Borrower Agent and the SPV Guarantor, the “Grantors” and each, a “Grantor”), in favor of Victory Park Management, LLC (“VPC”), as agent (in such capacity, together with its successors and permitted assigns, “Agent”) for the Lenders and Holders (as defined in the Loan Agreement referred to below).

W I T N E S S E T H:

WHEREAS, pursuant to the Loan Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among the Borrower Agent, the other Borrowers party thereto from time to time, VPC, as agent for Lenders and Holders, and the financial institutions from time to time party thereto as Lenders, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, each Grantor (other than the Borrower Agent) has agreed to guaranty the Obligations (as defined in the Loan Agreement) and/or to grant a security interest in its portion of the Collateral;

WHEREAS, each Grantor will derive substantial direct and indirect benefits from the making of the extensions of credit under the Loan Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Loan Agreement that the Grantors shall have executed and delivered this Agreement to Agent.

NOW, THEREFORE, in consideration of the premises and to induce the Lenders and Agent to enter into the Loan Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby agrees with Agent as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions.

(a) Capitalized terms used herein without definition are used as defined in the Loan Agreement.

(b) The following terms have the meanings given to them in the UCC and terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC (such meanings to be equally applicable to both the singular and plural forms of the terms defined): “account”, “account debtor”, “as-extracted collateral”, “certificated security”, “chattel paper”, “commercial tort claim”, “commodity contract”, “deposit account”,

“electronic chattel paper”, “equipment”, “farm products”, “fixture”, “general intangible”, “goods”, “health-care-insurance receivable”, “instruments”, “inventory ”, “investment property”, “letter-of-credit right”, “proceeds”, “record”, “securities account”, “security”, “supporting obligation” and “tangible chattel paper”.

(c) The following terms shall have the following meanings:

“Agreement” means this Guaranty and Security Agreement.

“Applicable IP Office” means the United States Patent and Trademark Office or the United States Copyright Office.

“Cash Collateral Account” means a deposit account or securities account subject, in each instance, to a Control Agreement.

“Collateral” has the meaning specified in Section 3.1.

“Controlled Securities Account” means each securities account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Excluded Property” means, collectively, (i) any permit or license or any Contractual Obligation entered into by any Grantor (A) that prohibits or requires the consent of any Person other than a Borrower, Guarantor and their Affiliates which has not been obtained as a condition to the creation by such Grantor of a Lien on any right, title or interest in such permit, license or Contractual Obligation or any Stock related thereto or (B) to the extent that any Requirement of Law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other Requirement of Law, (ii) Property owned by any Grantor that is subject to a purchase money Lien, a capital lease or similar arrangement permitted under the Loan Agreement if the Contractual Obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than a Borrower, Guarantor and their Affiliates which has not been obtained as a condition to the creation of any other Lien on such equipment or creates a right of termination in favor of any other party thereto, (iii) any “intent to use” Trademark applications for which a statement of use has not been filed (but only until such statement is filed with the United States Patent and Trademark Office), and (iv) Property released from the Lien of the Agent pursuant to the Loan Agreement, including without limitation any amounts payable to the Borrowers pursuant to Section 2.4, clause Seventh, of the Loan Agreement; provided, however, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

“Fraudulent Transfer Laws” has the meaning set forth in Section 2.2.

“Guaranteed Obligations” has the meaning set forth in Section 2.1.

“Guarantor” means each Grantor other than the Borrower Agent.

“Guaranty” means the guaranty of the Guaranteed Obligations made by the Guarantors as set forth in this Agreement.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.

“Intellectual Property” means all rights, title and interests in intellectual property arising under any Requirement of Law and all related IP Ancillary Rights related thereto, including all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in any Intellectual Property.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Material Intellectual Property” means Intellectual Property that is owned by or licensed to a Grantor and material to the conduct of any Grantor’s business.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in letters patent and applications therefor.

“Pledged Certificated Stock” means all certificated securities and any other Stock of any Person evidenced by a certificate, instrument or other similar document (as defined in the UCC), in each case owned by any Grantor from time to time, including all Stock listed on Schedule 3. Pledged Certificated Stock excludes any Excluded Property and any cash equivalents that are not held in Controlled Securities Accounts to the extent permitted by Section 5.9 hereof.

“Pledged Collateral” means, collectively, the Pledged Stock and the Pledged Debt Instruments.

“Pledged Debt Instruments” means all right, title and interest of any Grantor in instruments evidencing any Debt owed to such Grantor or other obligations owed to such Grantor, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, including all Debt described on Schedule 3, issued by the obligors named therein. Pledged Debt Instruments excludes any cash equivalents that are not held in Controlled Securities Accounts to the extent permitted by Section 5.9 hereof.

“Pledged Investment Property” means any investment property of any Grantor, and any distribution of property made on, in respect of or in exchange for the foregoing from time to time, other than any Pledged Stock or Pledged Debt Instruments. Pledged Investment Property excludes any cash equivalents that are not held in Controlled Securities Accounts to the extent permitted by Section 5.9 hereof.

“Pledged Stock” means all Pledged Certificated Stock and all Pledged Uncertificated Stock.

“Pledged Uncertificated Stock” means any Stock or Stock equivalent of any Person that is not Pledged Certificated Stock, including all right, title and interest of any Grantor as a limited or general partner in any partnership not constituting Pledged Certificated Stock or as a member of any limited liability company, all right, title and interest of any Grantor in, to and under any organization document of any partnership or limited liability company to which it is a party, including in each case those interests set forth on Schedule 3, to the extent such interests are not certificated. Pledged Uncertificated Stock excludes any Excluded Property and any cash equivalents that are not held in Controlled Securities Accounts to the extent permitted by Section 5.9 hereof.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Secured Obligations” means all the Obligations and all other obligations and liabilities of the Grantors under this Agreement.

“Secured Party” means Agent, the Lenders, the Holders, and each other holder of any Obligation.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of any applicable Requirement of Law, any of the attachment, perfection or priority of Agent’s or any other Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code of a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

“Vehicles” means all vehicles (i) subject to a perfected security interest obtained in accordance with all applicable federal and state laws pursuant to an enforceable consumer loan agreement between an obligor and a Grantor, and (ii) in any Grantor’s constructive or actual possession obtained by Grantor in accordance with all applicable federal and state laws.

Section 1.2 Certain Other Terms.

(a) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. References herein to an Annex, Schedule, Article, Section or clause refer to the appropriate Annex or Schedule to, or Article, Section or clause in this Agreement. Where the context requires, provisions relating to any Collateral when used in relation to a Grantor shall refer to such Grantor’s Collateral or any relevant part thereof.

(b) Other Interpretive Provisions.

(i) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.

(ii) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iii) Certain Common Terms. The term “including” is not limiting and means “including without limitation.”

(iv) Performance; Time. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(v) Contracts. Unless otherwise expressly provided herein, references to agreements and other contractual instruments, including this Agreement and the other Credit Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Credit Document.

(vi) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

ARTICLE II

GUARANTY

Section 2.1 Guaranty. To induce the Lenders to make the Loans, each Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance with any Credit Document, of all the Obligations of each Borrower whether existing on the date hereof or hereinafter incurred or created (the “Guaranteed Obligations”). This Guaranty by each Guarantor hereunder constitutes a guaranty of payment and not of collection.

Section 2.2 Limitation of Guaranty. Any term or provision of this Guaranty or any other Credit Document to the contrary notwithstanding, the maximum aggregate amount for which any Guarantor shall be liable hereunder shall not exceed the maximum amount for which such Guarantor can be liable without rendering this Guaranty or any other Credit Document, as it relates to such Guarantor, subject to avoidance under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act and Section 548 of title 11 of the United States Code or any applicable provisions of comparable Requirements of Law) (collectively, “Fraudulent Transfer Laws”). Any analysis of the provisions of this Guaranty for purposes of Fraudulent Transfer Laws shall take into account the right of contribution established in Section 2.3 and, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under the Guaranty.

Section 2.3 Contribution. To the extent that any Guarantor shall be required hereunder to pay any portion of any Guaranteed Obligation exceeding the greater of (a) the amount of the value actually received by such Guarantor and its Subsidiaries from the Loans and other Obligations and (b) the amount such Guarantor would otherwise have paid if such

Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by a Borrower that received the benefit of the funds advanced that constituted Guaranteed Obligations) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date.

Section 2.4 Authorization; Other Agreements. The Secured Parties are hereby authorized, without notice to or demand upon any Guarantor and without discharging or otherwise affecting the obligations of any Guarantor hereunder and without incurring any liability hereunder, from time to time, to do each of the following:

(a) (i) subject to compliance, if applicable, with the Loan Agreement, modify, amend, supplement or otherwise change, (ii) accelerate or otherwise change the time of payment or (iii) waive or otherwise consent to noncompliance with, any Guaranteed Obligation or any Credit Document;

(b) apply to the Guaranteed Obligations any sums by whomever paid or however realized to any Guaranteed Obligation in such order as provided in the Credit Documents;

(c) refund at any time any payment received by any Secured Party in respect of any Guaranteed Obligation;

(d) subject to compliance with the applicable provisions of this Agreement, the Loan Agreement and the other Credit Documents, (i) sell, exchange, enforce, waive, substitute, liquidate, terminate, release, abandon, fail to perfect, subordinate, accept, substitute, surrender, exchange, affect, impair or otherwise alter or release any Collateral for any Guaranteed Obligation or any other guaranty therefor in any manner, (ii) receive, take and hold additional Collateral to secure any Guaranteed Obligation, (iii) add, release or substitute any one or more other Guarantors, makers or endorsers of any Guaranteed Obligation or any part thereof and (iv) otherwise deal in any manner with a Borrower or any other Guarantor, maker or endorser of any Guaranteed Obligation or any part thereof; and

(e) subject to compliance with the applicable provisions of this Agreement, the Loan Agreement and the other Credit Documents, settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations.

Section 2.5 Guaranty Absolute and Unconditional. Each Guarantor hereby waives to the fullest extent permitted by law and agrees not to assert any defense (other than defense of payment), whether arising in connection with or in respect of any of the following or otherwise, and hereby agrees that its obligations under this Guaranty are irrevocable, absolute and unconditional and shall not be discharged as a result of or otherwise affected by any of the following (which may not be pleaded and evidence of which may not be introduced in any proceeding with respect to this Guaranty, in each case except as otherwise agreed in writing by Agent):

(a) the invalidity or unenforceability of any obligation of a Borrower or any other Guarantor under any Credit Document or any other agreement or instrument relating thereto (including any amendment, consent or waiver thereto), or any security for, or other guaranty of, any Guaranteed Obligation or any part thereof, or the lack of perfection or continuing perfection or failure of priority of any security for the Guaranteed Obligations or any part thereof;

(b) the absence of (i) any attempt to collect any Guaranteed Obligation or any part thereof from a Borrower or any other Guarantor or other action to enforce the same or (ii) any action to enforce any Credit Document or any Lien thereunder;

(c) the failure by any Person to take any steps to perfect and maintain any Lien on, or to preserve any rights with respect to, any Collateral;

(d) any workout, insolvency, bankruptcy proceeding, reorganization, arrangement, liquidation or dissolution by or against a Borrower, any other Guarantor or any of a Borrower’s other Subsidiaries or any procedure, agreement, order, stipulation, election, action or omission thereunder, including any discharge or disallowance of, or bar or stay against collecting, any Guaranteed Obligation (or any interest thereon) in or as a result of any such proceeding;

(e) any foreclosure, whether or not through judicial sale, and any other sale or other disposition of any Collateral or any election following the occurrence and during the continuance of an Event of Default by any Secured Party to proceed separately against any Collateral in accordance with such Secured Party’s rights under any applicable Requirement of Law; or

(f) any other defense (other than a defense of payment), setoff, counterclaim or any other circumstance that might otherwise constitute a legal or equitable discharge of a Borrower, any other Guarantor or any other Subsidiary of a Borrower, in each case other than the payment in full of the Guaranteed Obligations and termination of all Commitments (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted and letters of credit which have been cash collateralized).

Section 2.6 Waivers. Each Guarantor hereby unconditionally and irrevocably waives to the fullest extent permitted by law and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder including any of the following:  (a) any demand for payment or performance and protest and notice of protest; (b) any notice of acceptance; (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Guaranteed Obligation (including any accrued but unpaid interest thereon) becoming immediately due and payable; and (d) any other notice in respect of any Guaranteed Obligation or any part thereof, and any defense (other than a defense of payment in full of the Guaranteed Obligations and termination of all Commitments (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted)) arising by reason of any disability or other defense of a Borrower or any other Guarantor. Each Guarantor further unconditionally and irrevocably agrees not to (x) enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution or similar right against a Borrower or any other Guarantor by reason of any Credit Document or any payment made thereunder or (y) assert any claim, defense, setoff or counterclaim it may have against any other Grantor or set off any of its obligations to such other Grantor against obligations of such Grantor to such Guarantor until payment in full of the Obligations and termination of all Commitments (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted). No obligation of any Guarantor hereunder shall be discharged other than by payment in full of the Guaranteed Obligations and termination of all Commitments (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) or by complete performance.

Section 2.7 Reliance. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of each Borrower, each other Guarantor and any other guarantor, maker or endorser of any Guaranteed Obligation or any part thereof, and of all other circumstances bearing upon the risk of nonpayment of any Guaranteed Obligation or any part thereof that diligent inquiry would reveal, and each Guarantor hereby agrees that no Secured Party shall have any duty to advise any Guarantor of information known to it regarding such condition or any such circumstances. In the event any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Secured Party shall be under no obligation to (a) undertake any investigation not a part of its regular business routine, (b) disclose any information that such Secured Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) make any future disclosures of such information or any other information to any Guarantor.

ARTICLE III

GRANT OF SECURITY INTEREST

Section 3.1 Collateral. For the purposes of this Agreement, but subject to the proviso to Section 3.1 below, all personal property of the Grantors, including without limitation, the following personal property of the Grantors, whether presently owned or existing or hereafter acquired or coming into existence and wherever located, and all additions and accessions thereto and all substitutions and replacements thereof, and all proceeds, products and accounts thereof, including, without limitation, all proceeds from the sale or transfer thereof and of insurance covering the same and of any tort claims in connection therewith is collectively referred to as the “Collateral”:

(a) all accounts, chattel paper, deposit accounts, documents (as defined in the UCC), equipment, general intangibles, instruments, inventory, investment property, letter of credit rights and any supporting obligations related to any of the foregoing;

(b) the commercial tort claims described on Schedule 1 and on any supplement thereto received by Agent pursuant to Section 5.8;

(c) all books and records pertaining to the other property described in this Section 3.1;

(d) all property of such Grantor held by any Secured Party, including all property of every description, in the custody of or in transit to such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor or as to which such Grantor may have any right or interest, including but not limited to cash;

(e) all other goods (including but not limited to fixtures) and personal property of such Grantor, whether tangible or intangible and wherever located; and

(f) to the extent not otherwise included, all proceeds of the foregoing;

provided, that notwithstanding anything to the contrary in this Agreement or any other Credit Document, “Collateral” shall not include any Excluded Property.

Section 3.2 Grant of Security Interest in Collateral. Each Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, hereby grants to Agent for the benefit of the Secured Parties a Lien on and security interest in, all of its right, title and interest in, to and under its respective Collateral of such Grantor; provided, however, notwithstanding the foregoing, no Lien or security interest is hereby granted on any Excluded Property; provided, further, that if and when any property of the type described in Section 3.1 shall cease to be Excluded Property, a Lien on and security interest in such property shall be granted therein pursuant hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders and Agent to enter into the Credit Documents, each Grantor hereby represents and warrants each of the following to Agent, the Lenders, the Holders and the other Secured Parties:

Section 4.1 Title; No Other Liens. Except for the Lien granted to Agent pursuant to this Agreement and other Permitted Liens, such Grantor owns each item of the Collateral free and clear of any and all Liens. Such Grantor (a) is the record and beneficial owner of the Collateral pledged by it hereunder constituting instruments or certificates and (b) has rights in or the power to transfer each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any other Lien other than the Liens granted to Agent pursuant to this Agreement and other Permitted Liens.

Section 4.2 Perfection and Priority. The security interest granted pursuant to this Agreement, to the extend a security interest can be granted by a security agreement governed by New York law, constitutes a valid and continuing perfected security interest in favor of Agent for the benefit of the Secured Parties in all Collateral in which perfection can be achieved by the filings and other actions of the type described in Section 4.2, subject, for the following Collateral (to the extent any such item is Collateral and such steps are required herein), to the occurrence of the following:  (a) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 2 (which, in the case of all filings and other documents referred to on such schedule, have been delivered to Agent in completed and duly authorized form), (b) with respect to any deposit account, the execution of Control Agreements, (c) in the case of all Copyrights, Trademarks and Patents for which UCC filings are insufficient, all appropriate filings having been made with the United States Copyright Office or the United States Patent and Trademark Office, as applicable; provided, however, that additional filings may be required to perfect such security interest in any Copyrights, Trademarks and Patents acquired after the date hereof; (d) in the case of letter-of-credit rights that are not supporting obligations of Collateral, the execution of a Contractual Obligation granting control to Agent over such letter-of-credit rights, (e) in the case of electronic chattel paper, the completion of all steps necessary to grant control to Agent over such electronic chattel paper and (f) in the case of Vehicles, the actions required under subsection 5.1(e). Such security interest shall be prior to all other Liens on the Collateral except for Permitted Liens having priority over Agent’s Lien by operation of law upon (i) in the case of all Pledged Certificated Stock, Pledged Debt Instruments and Pledged Investment Property, the delivery thereof to Agent of such Pledged Certificated Stock, Pledged Debt Instruments and Pledged Investment Property consisting of instruments and certificates, in each case properly endorsed for transfer to Agent or in blank, (ii) in the case of all Pledged Investment Property not in certificated form, the execution of Control Agreements with respect to such investment property and (iii) in the case of all other instruments and tangible chattel paper that are not Pledged Certificated Stock, Pledged Debt Instruments or Pledged Investment Property, the delivery thereof to Agent of such instruments and tangible chattel paper. Except as set forth in this Section 4.2, all actions by each Grantor necessary or desirable to protect and perfect the Lien granted hereunder on the Collateral have been duly taken. Notwithstanding anything to the contrary herein, neither Borrower Agent nor any Grantor shall be required to make any filings outside the United States to perfect the Agent’s Lien on or security interest in any Copyrights, Patents or Trademarks.

Section 4.3 Pledged Collateral.

(a) The Pledged Stock pledged by such Grantor hereunder (i) is listed on Schedule 3 and constitutes that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 3, (ii) has been duly authorized, validly issued and is fully paid and nonassessable (other than Pledged Stock in limited liability companies and partnerships) and (iii) constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms.

(b) As of the Closing Date, all Pledged Collateral (other than Pledged Uncertificated Stock) and all Pledged Investment Property consisting of instruments and certificates has been delivered to Agent in accordance with subsection 5.2(a).

(c) Subject to the terms of Section 6.3, upon the occurrence and during the continuance of an Event of Default, Agent shall be entitled to exercise all of the rights of the Grantor granting the security interest in any Pledged Stock, and a transferee or assignee of such Pledged Stock shall become a holder of such Pledged Stock to the same extent as such Grantor and be entitled to participate in the management of the issuer of such Pledged Stock and, unless otherwise provided under applicable Requirements of Law, upon the transfer of the entire interest of such Grantor, such Grantor shall, by operation of law, cease to be a holder of such Pledged Stock; provided, that the Agent may elect at its sole and absolute discretion to permit such Grantor to continue voting such Pledged Stock.

Section 4.4 Instruments and Tangible Chattel Paper Formerly Accounts. No amount payable to such Grantor under or in connection with any account is evidenced by any document, instrument or tangible chattel paper that (a) has not been delivered to Agent, properly endorsed for transfer, to the extent delivery is required by subsection 5.5(a) or (b) is not subject to the Custodian Agreement.

Section 4.5 Intellectual Property. On the Closing Date, all registered Material Intellectual Property owned by such Grantor is listed on Schedule 4 and is in full force and effect, subsisting, unexpired and, to the knowledge of such Grantor, valid and enforceable, no Material Intellectual Property owned by such Grantor has been abandoned. No breach or default of any material IP License shall be caused by any of the following, and none of the following shall limit or impair the ownership, use, validity or enforceability of, or any rights of such Grantor in, any Material Intellectual Property:  (i) the consummation of the transactions contemplated by any Credit Document or (ii) any holding, decision, judgment or order rendered by any Governmental Authority. Except as set forth on Schedule 4, and except as could not reasonably be expected to result in a material adverse effect on the business or operations of a Grantor or the Collateral, there are no pending (or, to the knowledge of such Grantor, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes challenging the ownership, use, validity, enforceability of, or such Grantor’s rights in, any Material Intellectual Property owned by such Grantor. To such Grantor’s knowledge, no Person has been or is infringing, misappropriating, diluting, violating or otherwise impairing any Intellectual Property owned by such Grantor. Such Grantor, and to such Grantor’s knowledge each other party thereto, is not in material breach or default of any material IP License.

Section 4.6 Commercial Tort Claims. The only commercial tort claims of any Grantor existing on the Closing Date with a value in excess of $100,000 (regardless of whether the amount, defendant or other material facts can be determined and regardless of whether such commercial tort claim has been asserted, threatened or has otherwise been made known to the obligee thereof or whether litigation has been commenced for such claims) are those listed on Schedule 1, which sets forth such information separately for each Grantor.

Section 4.7 Specific Collateral. None of the Collateral is or is proceeds or products of farm products, as-extracted collateral, health-care-insurance receivables or timber to be cut.

Section 4.8 Enforcement. No Permit, notice to or filing with any Governmental Authority or any other Person or any consent from any Person is required for the exercise by Agent of its rights (including voting rights) provided for in this Agreement or the enforcement of remedies in respect of the Collateral pursuant to this Agreement, including the transfer of any Collateral, except (a) as may be required in connection with the disposition of any portion of the Pledged Collateral by laws affecting the offering and sale of securities generally, (b) any approvals that may be required to be obtained from any bailees or landlords to collect the Collateral, (c) other notice required by non-waivable provisions of the UCC or (d) as may be required under the Bankruptcy Code.

Section 4.9 Stock. No Pledged Stock is a “security” for purposes of Article 8 of the UCC unless, to the extent such Pledged Stock is pledged hereunder, a certificate representing such equity or membership interest and corresponding assignment separate from certificate has been delivered to Agent.

ARTICLE V

COVENANTS

Each Grantor agrees with Agent to the following, as long as any Obligation or Commitment remains outstanding (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted):

Section 5.1 Maintenance of Perfected Security Interest; Further Documentation and Consents.

(a) Generally. Such Grantor shall not use or knowingly permit any Collateral to be used in material violation of any provision of any Credit Document.

(b) Except as otherwise permitted in the Credit Documents or to the extent perfection actions are not required with respect to this Agreement or the Loan Agreement, such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall use commercially reasonable efforts to defend such security interest and such priority against the material claims and demands of all Persons (except to the extent that the Agent and the Borrower Agent agree that the cost of such defense is excessive in relation to the benefit to the Lenders and Holders of the security interest and priority), in each case, other than assets of such Grantor subject to a disposition permitted by Section 7.6 of the Loan Agreement.

(c) Such Grantor shall furnish to Agent from time to time statements and schedules further identifying and describing the Collateral and such other documents in connection with the Collateral as Agent may reasonably request, all in reasonable detail and in form and substance reasonably satisfactory to Agent.

(d) At any time and from time to time, upon the written request of Agent, such Grantor shall, for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, (i) promptly and duly execute and deliver, and have recorded, such further documents, including an authorization to file (or, as applicable, the filing) of any financing statement or amendment under the UCC (or other filings under similar Requirements of Law) in effect in any jurisdiction with respect to the security interest created hereby and (ii) take such further action as Agent may reasonably request.

(e) At Agent’s discretion, each Grantor shall arrange, at Grantor’s sole expense, for Agent’s first priority security interest to be noted on the documentation evidencing the Collateral as of the date hereof and from time to time and, in the case of Vehicles, the certificate of title of each Vehicle that is also Collateral as of the date hereof and from time to time and shall file any other necessary documentation in each jurisdiction that Agent shall deem advisable to perfect its security interests in any Collateral or any Vehicle, each as of the date hereof and from time to time.

(f) To ensure that a Lien and security interest is granted on any of the Excluded Property set forth in clause (ii) of the definition of “Excluded Property”, such Grantor shall use its best efforts to obtain any required consents from any Person other than a Borrower and its Affiliates with respect to any permit or license or any Contractual Obligation with such Person entered into by such Grantor that requires such consent as a condition to the creation by such Grantor of a Lien on any right, title or interest in such permit, license or Contractual Obligation or any Stock or Stock equivalent related thereto.

(g) Such Grantor shall not take any action which would result in any of the Pledged Stock being characterized as “securities” for purposes of Article 8 of the UCC. Notwithstanding the foregoing, the Grantor shall provide prompt notice to Agent in the event that any Pledged Stock changes, or could reasonably be expected to change, their characterization as securities for purposes of Article 8 of the UCC. In the event that any Pledged Stock becomes a “security” for purposes of Article 8 or 9 of the UCC, then Grantor agrees to comply with instructions originated by Agent with respect to such Pledged Stock without further consent of the Company and acknowledges that it is the intention of this Agreement to grant “control” to Agent within the meaning of Articles 8 and 9 of the UCC, to the extent the same may be applicable to the Pledged Stock

Section 5.2 Pledged Collateral.

(a) Delivery of Pledged Collateral. Such Grantor shall (i) deliver to Agent, in suitable form for transfer and in form and substance reasonably satisfactory to Agent, (A) all Collateral consisting of Pledged Certificated Stock, (B) all Collateral consisting of Pledged Debt Instruments and (C) all certificates and instruments evidencing Collateral consisting of Pledged Investment Property and (ii) maintain all other Collateral consisting of Pledged Investment Property in a Controlled Securities Account.

(b) Event of Default. During the continuance of an Event of Default, Agent shall have the right, at any time in its discretion and upon notice to the applicable Grantor, to (i) transfer to or to register in its name or in the name of its nominees any Collateral consisting of Pledged Collateral or any Pledged Investment Property and (ii) exchange any certificate or instrument representing or evidencing any Collateral consisting of Pledged Collateral or any Pledged Investment Property for certificates or instruments of smaller or larger denominations.

(c) Cash Distributions with respect to Pledged Collateral. Except as provided in Article VI and subject to the limitations set forth in the Loan Agreement, such Grantor shall be entitled to receive all cash distributions paid in respect of the Collateral consisting of Pledged Collateral.

(d) Voting Rights. Except as provided in Article VI, such Grantor shall be entitled to exercise all voting, consent and corporate, partnership, limited liability company and similar rights with respect to the Collateral consisting of Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Grantor that would result in any violation of any provision of any Credit Document.

Section 5.3 Intentionally Omitted.

Section 5.4 Commodity Contracts. Such Grantor shall not have any commodity contract unless subject to a Control Agreement.

Section 5.5 Delivery of Instruments and Tangible Chattel Paper and Control of Investment Property, Letter-of-Credit Rights and Electronic Chattel Paper.

(a) All Receivables of Borrowers shall be assigned to Agent and stamped with the following legend (or such legend shall be embedded in the contract evidencing the Receivables) to evidence the assignment to Agent (provided, that with respect to Receivables in existence on the Closing Date, the Borrowers shall stamp such legend on such Receivables on or prior to sixty (60) days after the Closing Date):

The within instrument or agreement is pledged as collateral to Victory Park Management, LLC, as agent for various financial institutions.

Grantors shall (a) deliver to the Custodian under the Custodian Agreement, as the bailee and designee of Agent, the Collateral consisting of Receivables and all documents, general intangibles and instruments relating to such Collateral, (b) upon request of Agent following the occurrence of an Event of Default, deliver to Agent or its designee all such Collateral; and (c) execute and deliver to Agent, for the benefit of the Lenders and the Holders, such assignments, endorsements and allonges to promissory notes in form reasonably satisfactory to Agent, and such additional agreements, documents or instruments as Agent may, from time to time, reasonably require to evidence, perfect and continue to perfect Agent’s liens and security interests granted hereunder. For purposes of this Agreement, the parties hereto agree that, until Agent shall otherwise direct or designate, the Custodian under the Custodian Agreement shall be deemed to be the designee of Agent and Agent shall have the right, at any time and from time to time, to direct or redirect the delivery of all or any of the foregoing items to any other designee. Agent may in its sole but reasonable discretion record or file any such document, instrument or agreement, including, without limitation, this Agreement, as it may from time to time deem desirable.

(b) Such Grantor shall not grant “control” (within the meaning of such term under Article 9-106 of the UCC) over any investment property to any Person other than Agent.

(c) If such Grantor is or becomes the beneficiary of a letter of credit that is (i) not a supporting obligation of any Collateral and (ii) in excess of $25,000, such Grantor shall promptly, and in any event within two (2) Business Days after becoming a beneficiary, notify Agent thereof and use its commercially reasonable efforts to enter into a Contractual Obligation with Agent, the issuer of such letter of credit or any nominated person with respect to the letter-of-credit rights under such letter of credit. Such Contractual Obligation shall collaterally assign such letter-of-credit rights to Agent and such collateral assignment shall be sufficient to grant control for the purposes of Section 9-107 of the UCC (or any similar section under any equivalent UCC). Such Contractual Obligation shall also direct all payments thereunder to a Cash Collateral Account. The provisions of the Contractual Obligation shall be in form and substance reasonably satisfactory to Agent.

(d) If any amount payable under or in connection with any Collateral owned by such Grantor shall be or become evidenced by electronic chattel paper, such Grantor shall, take all steps necessary to grant Agent control of all such electronic chattel paper for the purposes of Section 9-105 of the UCC (or any similar section under any equivalent UCC) and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

Section 5.6 Intellectual Property.

(a) Within 30 days after any change to Schedule 4 for such Grantor, such Grantor shall provide Agent notification thereof and the short form intellectual property agreements and assignments as described in this Section 5.6 and any other documents that Agent reasonably requests with respect thereto.

(b) To the extent deemed appropriate in such Grantor’s reasonable business judgment, such Grantor shall (and shall cause all its licensees to) (i) (1) continue to use each Trademark included in the Material Intellectual Property owned by such Grantor in order to maintain such Trademark in full force and effect with respect to each material class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (2) maintain at least the same standards of quality of products and services offered under such Trademark as are currently maintained, (3) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (4) not adopt or use any other Trademark that is confusingly similar or a colorable imitation of such Trademark unless Agent shall obtain a perfected security interest in such other Trademark pursuant to this Agreement and (ii) not knowingly do any act or knowingly omit to do any act whereby (w) such Trademark (or any goodwill associated therewith) would or could reasonably be expected to become destroyed, invalidated, impaired or harmed in any way, (x) any Patent included in the Material Intellectual Property owned by such Grantor would or could reasonably be expected to become forfeited, misused, unenforceable, abandoned or dedicated to the public, (y) any portion of the Copyrights included in the Material Intellectual Property owned by such Grantor would or could reasonably be expected to become invalidated, otherwise impaired or fall into the public domain or (z) any Trade Secret that is Material Intellectual Property owned by such Grantor would or could reasonably be expected to become publicly available or otherwise unprotectable.

(c) Such Grantor shall notify Agent immediately (but in any event, within twenty (20) business days) if it knows that any application or registration relating to any Material Intellectual Property owned by such Grantor would or could reasonably be expected to become forfeited, misused, unenforceable, abandoned or dedicated to the public, or of any materially adverse determination or development regarding the validity or enforceability or such Grantor’s ownership of any Material Intellectual Property (including the institution of, or any such determination or development in, any proceeding relating to the foregoing in any Applicable IP Office). Such Grantor shall take all actions that are necessary or reasonably requested by Agent, subject such Grantor’s reasonable business judgment, (i) that are deemed appropriate in such Grantor’s reasonable business judgment to maintain and pursue each application (and to obtain the relevant registration or recordation) and (ii) to maintain each registration and recordation included in the Material Intellectual Property.

(d) Such Grantor shall not knowingly do any act or knowingly omit to do any act to infringe, misappropriate, dilute, violate or otherwise impair the Intellectual Property of any other Person, except to the extent that such infringement, misappropriation, dilution, violation or other impairment would not reasonably be expected to result in a material adverse change in the business, operations, property (including the Collateral) or financial condition of any Borrower or any Guarantor. In the event that any Material Intellectual Property owned by such Grantor is or has been infringed, misappropriated, violated, diluted or otherwise impaired by a third party and such Grant knows of such infringement, misappropriation, violation, dilution or other impairment, such Grantor shall take such action as it reasonably deems appropriate under the circumstances in response thereto, including promptly bringing suit and recovering all damages therefor.

(e) Such Grantor shall execute and deliver to Agent in form and substance reasonably acceptable to Agent and suitable for (i) filing in the Applicable IP Office the short-form intellectual property security agreements in the form attached hereto as Annex 3 for all Copyrights, Trademarks, Patents owned by such Grantor and IP Licenses of the foregoing that such Grantor is a party to and (ii) recording with the appropriate Internet domain name registrar, a duly executed form of assignment for all Internet Domain Names of such Grantor (together with appropriate supporting documentation as may be requested by Agent).

Section 5.7 Notices. Such Grantor shall promptly (but in any event, within twenty (20) business days) notify Agent in writing of its acquisition of any interest hereafter in property that is of a type where a security interest or lien must be or may be registered, recorded or filed under, or notice thereof given under, any federal statute or regulation.

Section 5.8 Notice of Commercial Tort Claims. Such Grantor agrees that, if it shall acquire any interest in any commercial tort claim with a value in excess of $100,000 (whether from another Person or because such commercial tort claim shall have come into existence), (i) such Grantor shall, promptly following such acquisition, deliver to Agent, in each case in form and substance reasonably satisfactory to Agent, a notice of the existence and nature of such commercial tort claim and a supplement to Schedule 1 containing a specific description of such commercial tort claim, (ii) Section 3.1 shall apply to such commercial tort claim and (iii) upon the reasonable request of Agent, such Grantor shall execute and deliver to Agent, in each case in form and substance reasonably satisfactory to Agent, any document, and take all other action, deemed by Agent to be reasonably necessary or appropriate for Agent to obtain, for the benefit of the Secured Parties, a perfected security interest having at least the priority set forth in Section 4.2 in all such commercial tort claims. Any supplement to Schedule 1 delivered pursuant to this Section 5.8 shall, after the receipt thereof by Agent, become part of Schedule 1 for all purposes hereunder other than in respect of representations and warranties made prior to the date of such receipt.

Section 5.9 Controlled Securities Account. Each Grantor shall deposit all of its cash equivalents in securities accounts that are Controlled Securities Accounts except for cash equivalents the aggregate value of which does not exceed $5,000.

ARTICLE VI

REMEDIAL PROVISIONS

Section 6.1 Code and Other Remedies.

(a) UCC Remedies. During the continuance of an Event of Default, Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any Secured Obligation, all rights and remedies of a secured party under the UCC or any other applicable law.

(b) Disposition of Collateral. Without limiting the generality of the foregoing, Agent may, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), after the occurrence of and during the continuance of any Event of Default (personally or through its agents or attorneys), (i) enter upon the premises where any Collateral is located, without any obligation to pay rent, through self-help, without judicial process, without first obtaining a final judgment or giving any Grantor or any other Person notice or opportunity for a hearing on Agent’s claim or action except as may be required by applicable Requirements of Law, (ii) collect, receive, appropriate and realize upon any Collateral and (iii) sell, assign, convey, transfer, grant option or options to purchase and deliver any Collateral (enter into Contractual Obligations to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Agent shall have the right, upon any such public sale or sales and, to the extent permitted by the UCC and other applicable Requirements of Law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of any Grantor, which right or equity is hereby waived and released.

(c) Management of the Collateral. Each Grantor further agrees, that, upon the occurrence and during the continuance of any Event of Default, (i) at Agent’s request, it shall assemble the Collateral and make it available to Agent at places that Agent shall reasonably select, whether at such Grantor’s premises or elsewhere, (ii) without limiting the foregoing, Agent also has the right to require that each Grantor store and keep any Collateral pending further action by Agent and, while any such Collateral is so stored or kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain such Collateral in good condition, (iii) until Agent is able to sell, assign, convey or transfer any Collateral, Agent shall have the right to hold or use such Collateral to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by Agent and (iv) Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of any Collateral and to enforce any of Agent’s remedies

(for the benefit of the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment. Agent shall not have any obligation to any Grantor to maintain or preserve the rights of any Grantor as against third parties with respect to any Collateral while such Collateral is in the possession of Agent.

(d) Application of Proceeds. Agent shall apply the cash proceeds of any action taken by it pursuant to this Section 6.1, after deducting all reasonable and documented out-of-pocket costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or in any way relating to the Collateral or the rights of Agent and any other Secured Party hereunder, including reasonable and documented attorneys’ fees and disbursements, and, in each case, subject to the limitations on reimbursement of costs and expenses in Section 10.7 of the Loan Agreement, to the payment in whole or in part of the Secured Obligations, as set forth in the Loan Agreement, and only after such application and after the payment by Agent of any other amount required by any Requirement of Law, need Agent account for the surplus, if any, to any Grantor.

(e) Direct Obligation. Neither Agent nor any other Secured Party shall be required to make any demand upon, or pursue or exhaust any right or remedy against, any Grantor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any right or remedy with respect to any Collateral therefor or any direct or indirect guaranty thereof. All of the rights and remedies of Agent and any other Secured Party under any Credit Document shall be cumulative, may be exercised individually or concurrently and not exclusive of any other rights or remedies provided by any Requirement of Law. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against Agent or any other Secured Party, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety, now or hereafter existing, arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of any Collateral shall be required by applicable Requirements of Law, to the extent permitted by applicable Requirements of Law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(f) Commercially Reasonable. To the extent that applicable Requirements of Law impose duties on Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for Agent to do any of the following:

(i) fail to incur significant costs, expenses or other Liabilities reasonably deemed as such by Agent to prepare any Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition;

(ii) fail to obtain permits, or other consents, for access to any Collateral to sell or for the collection or sale of any Collateral, or, if not required by other Requirements of Law, fail to obtain permits or other consents for the collection or disposition of any Collateral;

(iii) fail to exercise remedies against account debtors or other Persons obligated on any Collateral or to remove Liens on any Collateral or to remove any adverse claims against any Collateral;

(iv) advertise dispositions of any Collateral through publications or media of general circulation, whether or not such Collateral is of a specialized nature, or to contact other Persons, whether or not in the same business as any Grantor, for expressions of interest in acquiring any such Collateral;

(v) exercise collection remedies against account debtors and other Persons obligated on any Collateral, directly or through the use of collection agencies or other collection specialists, hire one or more professional auctioneers to assist in the disposition of any Collateral, whether or not such Collateral is of a specialized nature, or, to the extent deemed appropriate by Agent, obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any Collateral, or utilize Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets to dispose of any Collateral;

(vi) dispose of assets in wholesale rather than retail markets;

(vii) disclaim disposition warranties, such as title, possession or quiet enjoyment; or

(viii) purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of any Collateral or to provide to Agent a guaranteed return from the collection or disposition of any Collateral.

Each Grantor acknowledges that the purpose of this Section 6.1 is to provide a non-exhaustive list of actions or omissions that are commercially reasonable when exercising remedies against any Collateral and that other actions or omissions by any Secured Party shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 6.1. Without limitation upon the foregoing, nothing contained in this Section 6.1 shall be construed to grant any rights to any Grantor or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by applicable Requirements of Law in the absence of this Section 6.1.

(g) IP Licenses. For the purpose of enabling Agent to exercise rights and remedies under this Section 6.1 during the continuance of an Event of Default (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral) at such time as Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to Agent, for the benefit of the Secured Parties, (i) a nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to such Grantor), including in such license the right to sublicense, to use and practice any Intellectual Property (with respect to Trademarks, subject to reasonable quality control in favor of such Grantor) now owned or hereafter acquired by such Grantor and access to all media in which any of the licensed items may be recorded or stored and to all Software used for the compilation or printout thereof (except in each case, for all IP Licenses, only to perform actions subject any limitations imposed by such IP Licenses, including obtaining any required third party consents) and (ii) an irrevocable license (without payment of rent or other compensation to such Grantor) to use, operate and occupy all real Property owned, operated, leased, subleased or otherwise occupied by such Grantor.

Section 6.2 Accounts and Payments in Respect of General Intangibles.

(a) In addition to, and not in substitution for, any similar requirement in the Loan Agreement, if required by Agent at any time during the continuance of an Event of Default, any payment of accounts or payment in respect of general intangibles, when collected by any Grantor, shall be promptly (and, in any event, within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to Agent) in a Cash Collateral Account, subject to withdrawal by Agent as provided in Section 6.4. Until so turned over, when such Event of Default is continuing, such payment shall be held by such Grantor for Agent, segregated from other funds of such Grantor.

(b) At any time during the continuance of an Event of Default:

(i) each Grantor shall, upon Agent’s request, deliver to Agent all original and other documents evidencing, and relating to, the Contractual Obligations and transactions that gave rise to any account or any payment in respect of general intangibles, including all original orders, invoices and shipping receipts and notify account debtors that the accounts or general intangibles have been collaterally assigned to Agent and that payments in respect thereof shall be made directly to Agent;

(ii) In accordance with the Custodian Agreement, Agent may, without notice, at any time during the continuance of an Event of Default, limit or terminate the authority of a Grantor to collect its accounts or amounts due under general intangibles or any thereof and, in its own name or in the name of others, communicate with account debtors to verify with them to Agent’s satisfaction the existence, amount and terms of any account or amounts due under any general intangible. In addition, Agent may at any time enforce such Grantor’s rights against such account debtors and obligors of general intangibles; and

(iii) each Grantor shall take all actions, deliver all documents and provide all information necessary or reasonably requested by Agent to ensure any Internet Domain Name is registered.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each account and each payment in respect of general intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any agreement giving rise to an account or a payment in respect of a general intangible by reason of or arising out of any Credit Document or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any obligation of any Grantor under or pursuant to any agreement giving rise to an account or a payment in respect of a general intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 6.3 Pledged Collateral.

(a) Voting Rights. During the continuance of an Event of Default, upon notice by Agent to the relevant Grantor or Grantors, Agent or its nominee may exercise (A) any voting, consent, corporate and other right pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any Pledged Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate or equivalent structure of any issuer of Pledged Stock, the right to deposit and deliver any Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as Agent may determine), all without liability except to account for property actually received by it; provided, however, that Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(b) Proxies. In order to permit Agent, during the continuance of an Event of Default, to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder, if an Event of Default has occurred and is continuing, (i) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to Agent all such proxies, dividend payment orders and other instruments as Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Grantor hereby grants to Agent an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted).

(c) Authorization of Issuers. Each Grantor hereby expressly and irrevocably authorizes and instructs, without any further instructions from such Grantor, each issuer of any Pledged Collateral pledged hereunder by such Grantor to (i) comply with any instruction received by it from Agent in writing that states that an Event of Default is continuing and is otherwise in accordance with the terms of this Agreement and each Grantor agrees that such issuer shall be fully protected from Liabilities to such Grantor in so complying and (ii) if any Event of Default is continuing, unless otherwise expressly permitted hereby or the Loan Agreement, pay any dividend or make any other payment with respect to the Pledged Collateral directly to Agent. Agent hereby agrees that it shall not give any such instructions unless an Event of Default has occurred and is continuing.

Section 6.4 Proceeds to be Turned over to and Held by Agent. During the continuance of an Event of Default, unless otherwise provided in the Loan Agreement or this Agreement, all proceeds of any Collateral received by any Grantor hereunder in cash or cash equivalents shall be held by such Grantor in trust for Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, promptly upon receipt by any Grantor, be turned over to Agent in the exact form received (with any necessary endorsement). All such proceeds of Collateral and any other proceeds of any Collateral received by Agent in cash or cash equivalents shall be held by Agent in a Cash Collateral Account. All proceeds being held by Agent in a Cash Collateral Account (or by such Grantor in trust for Agent) shall continue to be held as collateral security for the Secured Obligations and shall not constitute payment thereof until applied as provided in the Loan Agreement.

Section 6.5 Sale of Pledged Collateral.

(a) Each Grantor recognizes that Agent may be unable to effect a public sale of any Pledged Collateral by reason of certain prohibitions contained in the Securities Act of 1933 and applicable state or foreign securities laws or otherwise or may determine that a public sale is impracticable, not desirable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Agent shall be under no obligation to delay a sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act of 1933 or under applicable state securities laws even if such issuer would agree to do so.

(b) Each Grantor agrees that if an Event of Default is continuing it shall use its best efforts to do or cause to be done all such other acts requested in writing by Agent as may be necessary to make such sale or sales of any portion of the Pledged Collateral pursuant to Section 6.1 and this Section 6.5 valid and binding and in compliance with all applicable Requirements of Law. Each Grantor further agrees that a breach of any covenant contained herein will cause irreparable injury to Agent and other Secured Parties, that Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained herein shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense of performance, that no Event of Default is continuing under the Loan Agreement or payment in full of the Obligations and termination of all Commitments (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted). Each Grantor agrees not to enforce or exercise its rights of contribution or subrogation upon the sale or disposition of all or any portion of the Pledged Collateral by Agent to the extent provided for in Section 2.6.

Section 6.6 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of any Collateral are insufficient to pay the Secured Obligations in full.

ARTICLE VII

AGENT

Section 7.1 Agent’s Appointment as Attorney-in-Fact.

(a) Each Grantor hereby irrevocably constitutes and appoints Agent and any Related Person thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of the Credit Documents, to take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of the Credit Documents, and, without limiting the generality of the foregoing, each Grantor hereby gives Agent and its Related Persons the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any of the following after an Event of Default has occurred and is continuing:

(i) in the name of such Grantor, in its own name or otherwise, take possession of and indorse and collect any Collateral consisting of a check, draft, note, acceptance or other instrument for the payment of moneys due under any account or general intangible or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Agent for the purpose of collecting any such moneys due under any Collateral consisting of an account or general intangible or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property owned by or licensed to such Grantor and constituting Collateral, execute, deliver and have recorded any document that Agent may request to evidence, effect, publicize or record Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens (other than Permitted Liens) levied or placed on or threatened against any Collateral, effect any repair or pay any insurance called for by the terms of the Loan Agreement (including all or any part of the premiums therefor and the costs thereof);

(iv) execute, in connection with any sale provided for in Section 6.1 or 6.5, any document to effect or otherwise necessary or appropriate in relation to evidence the sale of any Collateral; or

(v) (A) direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to Agent or as Agent shall direct, (B) ask or demand for, and collect and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (C) sign and indorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtors, assignment, verification, notice and other document in connection with any Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral, (E) defend any actions, suits, proceedings, audits, claims, demands, orders or disputes brought against such Grantor with respect to any Collateral, (F) settle, compromise or adjust any such actions, suits, proceedings, audits, claims, demands, orders or disputes and, in connection therewith, give such discharges or releases as Agent may deem appropriate, (G) assign Collateral consisting of Intellectual Property owned by such Grantor or any IP Licenses of such Grantor throughout the world on such terms and conditions and in such manner as Agent shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment and (H) generally, sell, assign, convey, transfer or grant a Lien on, make any Contractual Obligation with respect to and otherwise deal with, any Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes and do, at Agent’s option, at any time or from time to time, all acts and things that Agent deems necessary to protect, preserve or realize upon any Collateral and the Secured Parties’ security interests therein and to effect the intent of the Credit Documents, all as fully and effectively as such Grantor might do. Notwithstanding anything to the contrary herein, the Agent shall not assign or otherwise dispose of any Trademark owned by any Grantor without assigning the assets and goodwill of the business associated therewith and any such assignment shall be null and void.

(vi) If any Grantor fails to perform or comply with any Contractual Obligation contained herein, Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such Contractual Obligation.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Agent agrees that it will not exercise any rights under the power of attorney and proxy provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) The reasonable and documented out of pocket costs and expenses of Agent, in each case subject to the limitations set forth in Section 10.7 of the Loan Agreement, incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at the default rate set forth in the Loan Agreement, from the date of payment by Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to Agent promptly (but in no event later than thirty (30) days) following written demand therefore by Agent to such Grantor.

(c) During the effectiveness of this Agreement, each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue of this Section 7.1. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 7.2 Authorization to File Financing Statements. Each Grantor authorizes Agent and its Related Persons, at any time and from time to time, to file or record financing statements, amendments thereto, and other filing or recording documents or instruments with respect to any Collateral in such form and in such offices as Agent reasonably determines appropriate to perfect, or continue or maintain perfection of, the security interests of Agent under this Agreement, and such financing statements and amendments may describe the Collateral covered thereby as “all assets of the debtor,” “all assets of the debtor whether now existing or hereafter arising” or words of similar import. A copy of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction. Such Grantor also hereby ratifies its authorization for Agent to have filed any initial financing statement or amendment thereto under the UCC (or other similar laws) in effect in any jurisdiction if filed prior to the date hereof. Each Grantor hereby (i) waives any right under the UCC or any other Requirement of Law to receive notice and/or copies of any filed or recorded financing statements, amendments thereto, continuations thereof or termination statements and (ii) releases and excuses each Secured Party from any obligation under the UCC or any other Requirement of Law to provide notice or a copy of any such filed or recorded documents.

Section 7.3 Authority of Agent. Each Grantor acknowledges that the rights and responsibilities of Agent under this Agreement with respect to any action taken by Agent or the exercise or non-exercise by Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between Agent and the other Secured Parties, be governed by the Loan Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between Agent and any Grantor, Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation or entitlement to make any inquiry respecting such authority.

Section 7.4 Duty; Obligations and Liabilities.

(a) Duty of Agent. Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as Agent deals with similar property for its own account. The powers conferred on Agent hereunder are solely to protect Agent’s interest in the Collateral and shall not impose any duty upon Agent to exercise any such powers. Agent shall be accountable only for amounts that it receives as a result of the exercise of such powers, and neither it nor any of its Related Persons shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as determined by a court of competent jurisdiction. In addition, Agent shall not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee or other bailee if such Person has been selected by Agent in good faith.

(b) Obligations and Liabilities with respect to Collateral. No Secured Party and no Related Person thereof shall be liable for failure to demand, collect or realize upon any Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to any Collateral. The powers conferred on Agent hereunder shall not impose any duty upon any other Secured Party to exercise any such powers. The other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Reinstatement. Each Grantor agrees that, if any payment made by any Grantor or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be returned by any Secured Party to such Grantor, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, (a) any Lien or other Collateral securing such Grantor’s liability hereunder shall have been released or terminated by virtue of the foregoing or (b) any provision of the Guaranty hereunder shall have been terminated, cancelled or surrendered, such Lien, other Collateral or provision shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Grantor in respect of any Lien or other Collateral securing such obligation or the amount of such payment.

Section 8.2 Release of Collateral.

(a) At the time provided in Section 10.18 or 11.10 of the Loan Agreement, the Collateral shall be released from the Lien created hereby and this Agreement and all guarantees and other obligations (other than those expressly stated to survive such termination) of Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. Each Grantor is hereby authorized to file UCC amendments, termination statements and such other documents as may be necessary or appropriate at such time evidencing the termination of the Liens so released. At the request of any Grantor following any such termination, Agent shall promptly deliver to such Grantor any Collateral of such Grantor held by Agent hereunder and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If Agent shall be directed or permitted pursuant to Section 10.18 or 11.10 of the Loan Agreement to release any Lien or any Collateral, such Collateral shall be released from the Lien created hereby to the extent provided under, and subject to the terms and conditions set forth in such Section 10.18 or Section 11.10, as the case may be. In connection therewith, Agent, at the request of any Grantor, shall execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such release.

Section 8.3 Independent Obligations. The obligations of each Grantor hereunder are independent of and separate from the Secured Obligations and the Guaranteed Obligations. If any Secured Obligation or Guaranteed Obligation is not paid when due, or during the continuance of any Event of Default, Agent may, at its sole election, proceed directly and at once, without notice, against any Grantor and any Collateral to collect and recover the full amount of any Secured Obligation or Guaranteed Obligation then due, without first proceeding against any other Grantor or any other Collateral and without first joining any other Grantor in any proceeding.

Section 8.4 No Waiver by Course of Conduct. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.5), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that such Secured Party would otherwise have on any future occasion.

Section 8.5 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.2 of the Loan Agreement; provided, however, that annexes to this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through Pledge Amendments and Joinder Agreements, in substantially the form of Annex 1 and Annex 2, respectively, in each case duly executed by Agent and each Grantor directly affected thereby and (ii) the Schedules hereto may be supplemented by the Grantors as provided herein.

Section 8.6 Additional Grantors; Additional Pledged Collateral.

(a) Joinder Agreements. If, at the option of a Borrower or as required by the Loan Agreement, a Borrower shall cause any Subsidiary that is not a Grantor to become a Grantor hereunder, such Subsidiary shall execute and deliver to Agent a Joinder Agreement substantially in the form of Annex 2 and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Grantor party hereto on the Closing Date.

(b) Pledge Amendments. To the extent any Pledged Collateral has not been delivered as of the Closing Date, such Grantor shall deliver a pledge amendment duly executed by the Grantor in substantially the form of Annex 1 (each, a “Pledge Amendment”). Such Grantor authorizes Agent to attach each Pledge Amendment to this Agreement.

Section 8.7 Notices. All notices, requests and demands to or upon Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.4 of the Loan Agreement; provided, however, that any such notice, request or demand to or upon any Grantor shall be addressed to the Borrowers’ notice address set forth in such Section 10.4.

Section 8.8 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of each Secured Party and their successors and assigns; provided, however, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of Agent.

Section 8.9 Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or by Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 8.10 Severability. Any provision of this Agreement being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of this Agreement or any part of such provision in any other jurisdiction.

Section 8.11 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 8.12 Waiver of Jury Trial. THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. EACH GRANTOR AGREES TO BE BOUND BY THE PROVISIONS OF SECTION 10.10 THE LOAN AGREEMENT.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty and Security Agreement to be duly executed and delivered as of the date above written.

CURO RECEIVABLES FINANCE I, LLC as a Grantor

By:	/s/ Donald F. Gayhardt Jr.
Name: Donald F. Gayhardt Jr.
Title: President & Chief Executive Officer

CURO RECEIVABLES HOLDINGS I, LLC as a Grantor

By:	/s/ Donald F. Gayhardt Jr.
Name: Donald F. Gayhardt Jr.
Title: President & Chief Executive Officer

ACCEPTED AND AGREED as of the date first above written:

VICTORY PARK MANAGEMENT, LLC, as Agent

By:	/s/ Scott R. Zemnick
Name: Scott R. Zemnick
Title: Authorized Signatory

[Signature Page to Guaranty and Security Agreement]

ANNEX 1

TO

GUARANTY AND SECURITY AGREEMENT1

FORM OF PLEDGE AMENDMENT

This Pledge Amendment, dated as of                     , 20    , is delivered pursuant to Section 8.6 of the Guaranty and Security Agreement, dated as of November 17, 2016 by Curo Receivables Finance I, LLC, as the Borrower Agent, and CURO Receivables Holdings I, LLC, as a Grantor, the undersigned Grantor and the other Persons from time to time party thereto as Grantors in favor of Victory Park Management, LLC, as Agent for the Secured Parties referred to therein (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty and Security Agreement”). Capitalized terms used herein without definition are used as defined in the Guaranty and Security Agreement.

The undersigned hereby agrees that this Pledge Amendment may be attached to the Guaranty and Security Agreement and that the Pledged Collateral listed on Annex 1-A to this Pledge Amendment shall be and become part of the Collateral referred to in the Guaranty and Security Agreement and shall secure all Obligations of the undersigned.

The undersigned hereby represents and warrants that each of the representations and warranties contained in Sections 4.1, 4.2, 4.3 and 4.8 of the Guaranty and Security Agreement is true and correct and as of the date hereof as if made on and as of such date (except to the extent that such representation or warranty expressly relates to an earlier date or period, in which event such representation and warranty shall be true and correct as of such earlier date or period).

[GRANTOR]

By:
Name:
Title:

To be used for pledge of Additional Pledged Collateral by existing Grantor.

A1-1

Annex 1-A

PLEDGED STOCK

ISSUER	CLASS	CERTIFICATE NO(S).	PAR VALUE	NO. OF SHARES, UNITS OR INTERESTS

PLEDGED DEBT INSTRUMENTS

ISSUER	DESCRIPTION OF DEBT	CERTIFICATE NO(S).	FINAL MATURITY	PRINCIPAL AMOUNT

A1-2

ACKNOWLEDGED AND AGREED as of the date first above written:

VICTORY PARK MANAGEMENT, LLC, as Agent

By:
Name:
Title:

A1-3

ANNEX 2

TO

GUARANTY AND SECURITY AGREEMENT

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                     , 20    , is delivered pursuant to Section 8.6 of the Guaranty and Security Agreement, dated as of November 17, 2016, by CURO Receivables Finance I, LLC, as the Borrower Agent, and CURO Receivables Holdings I, LLC, each as a Grantor and the other Persons from time to time party thereto as Grantors in favor of Victory Park Management, LLC, as Agent for the Secured Parties referred to therein (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty and Security Agreement”). Capitalized terms used herein without definition are used as defined in the Guaranty and Security Agreement.

By executing and delivering this Joinder Agreement, the undersigned, as provided in Section 8.6 of the Guaranty and Security Agreement, hereby becomes a party to the Guaranty and Security Agreement as a Grantor thereunder with the same force and effect as if originally named as a Grantor therein and, without limiting the generality of the foregoing, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of the undersigned, hereby grants to Agent for the benefit of the Secured Parties a security interest in, all of its right, title and interest in, to and under the Collateral of the undersigned; provided, however, notwithstanding the foregoing, no security interest is hereby granted in, and the Collateral shall not include, any Excluded Property. The undersigned hereby agrees to be bound as a Grantor for the purposes of the Guaranty and Security Agreement and expressly assumes all obligations and liabilities of a Grantor thereunder.

The undersigned shall supplement as applicable the information set forth in Schedules 1, 2, 3 and 4 to the Guaranty and Security Agreement and Schedules III, 4.2, 4.16 , 4.17 and 4.23 to the Loan Agreement. By acknowledging and agreeing to this Joinder Agreement, the undersigned hereby agree that this Joinder Agreement may be attached to the Guaranty and Security Agreement and that the additional Collateral referenced above shall be and become part of the Collateral referred to in the Guaranty and Security Agreement and shall secure all Secured Obligations of the undersigned.

The undersigned hereby represents and warrants that the representations and warranties of the undersigned contained in Article IV of the Guaranty and Security Agreement applicable to it are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as the date hereof as if made on and as of such date except to the extent that such representation or warranty expressly relates to an earlier date or period (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date or period).

A2-1

IN WITNESS WHEREOF, THE UNDERSIGNED HAS CAUSED THIS JOINDER AGREEMENT TO BE DULY EXECUTED AND DELIVERED AS OF THE DATE FIRST ABOVE WRITTEN.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

A2-2

ACKNOWLEDGED AND AGREED as of the date first above written:

[EACH OTHER GRANTOR]

By:
Name:
Title:

VICTORY PARK MANAGEMENT, LLC, as Agent

By:
Name:
Title:

A2-3

ANNEX 3

TO

GUARANTY AND SECURITY AGREEMENT

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT1

THIS [COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT, dated as of                     , 20    , is made by each of the entities listed on the signature pages hereof (each a “Grantor” and, collectively, the “Grantors”), in favor of Victory Park Management, LLC (“VPC”), as agent (in such capacity, together with its successors and permitted assigns, “Agent”) for the Secured Parties (as defined in the Loan Agreement referred to below).

W I T N E S S E T H:

WHEREAS, pursuant to the Loan Agreement, dated as of November 17, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among the Borrowers, the Lenders from time to time party thereto and VPC, as Agent, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, each Grantor has agreed, pursuant to a Guaranty and Security Agreement of even date herewith in favor of Agent (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty and Security Agreement”), to guarantee the Obligations (as defined in the Loan Agreement) of each Borrower; and

WHEREAS, all of the Grantors are party to the Guaranty and Security Agreement pursuant to which the Grantors are required to execute and deliver this [Copyright] [Patent] [Trademark] Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders and Agent to enter into the Loan Agreement and to induce the Lenders to make extensions of credit to the Borrowers thereunder, each Grantor hereby agrees with Agent as follows:

Section 1. Defined Terms. Capitalized terms used herein without definition are used as defined in the Guaranty and Security Agreement.

Section 2. Grant of Security Interest in [Copyright] [Trademark] [Patent] Collateral. Each Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of such Grantor, hereby grants to Agent for the benefit of the Secured Parties a Lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of such Grantor (the “[Copyright] [Patent] [Trademark] Collateral”):

[1]	Separate agreements should be executed relating to each Grantor’s respective Copyrights, Patents, and Trademarks.

A3-1

(a) [all of its Copyrights and all IP Licenses providing for the grant by or to such Grantor of any right under any Copyright, including, without limitation, those referred to on Schedule 1 hereto;

(b) all renewals, reversions and extensions of the foregoing; and

(c) all income, royalties, proceeds and Liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, violation or other impairment thereof.]

or

(d) [all of its Patents and all IP Licenses providing for the grant by or to such Grantor of any right under any Patent, including, without limitation, those referred to on Schedule 1 hereto;

(e) all reissues, reexaminations, continuations, continuations-in-part, divisionals and extensions of the foregoing; and

(f) all income, royalties, proceeds and Liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, violation or other impairment thereof.]

or

(g) [all of its Trademarks and all IP Licenses providing for the grant by or to such Grantor of any right under any Trademark, including, without limitation, those referred to on Schedule 1 hereto;

(h) all renewals and extensions of the foregoing;

(i) all goodwill of the business connected with the use of, and symbolized by, each such Trademark; and

(j) all income, royalties, proceeds and Liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

(k) Notwithstanding the foregoing, no security interest or Lien on any Trademark shall be deemed granted in, nor shall any such security interest or Lien attach to, any Trademark application filed on an intent to use basis until such time, as any, as a statement of use or affidavit alleging use is filed with the United States Patent and Trademark Office.

A3-2

Section 3. Guaranty and Security Agreement. The security interest granted pursuant to this [Copyright] [Patent] [Trademark] Security Agreement is granted in conjunction with the security interest granted to Agent pursuant to the Guaranty and Security Agreement and each Grantor hereby acknowledges and agrees that the rights and remedies of Agent with respect to the security interest in the [Copyright] [Patent] [Trademark] Collateral made and granted hereby are more fully set forth in the Guaranty and Security Agreement. In the event of any conflict between the provisions of this [Copyright] [Patent] [Trademark] Security Agreement and the Guaranty and Security Agreement, the Guaranty and Security Agreement shall govern.

Section 4. Grantor Remains Liable. Each Grantor hereby agrees that, anything herein to the contrary notwithstanding, such Grantor shall assume full and complete responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in connection with their [Copyrights] [Patents] [Trademarks] and IP Licenses subject to a security interest hereunder.

Section 5. Counterparts. This [Copyright] [Patent] [Trademark] Security Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.

Section 6. Governing Law. This [Copyright] [Patent] [Trademark] Security Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[SIGNATURE PAGES FOLLOW]

A3-3

IN WITNESS WHEREOF, each Grantor has caused this [Copyright] [Patent] [Trademark] Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[GRANTOR]
as Grantor

By:
Name:
Title:

ACCEPTED AND AGREED as of the date first above written:

VICTORY PARK MANAGEMENT, LLC, as Agent

By:
Name:
Title:

[SIGNATURE PAGE TO [COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT]

A3-4

SCHEDULE I

TO

[COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT

[Copyright] [Patent] [Trademark] Registrations

1.	REGISTERED [COPYRIGHTS] [PATENTS] [TRADEMARKS]

[Include Registration Number and Date]

2.	[COPYRIGHT] [PATENT] [TRADEMARK] APPLICATIONS

[Include Application Number and Date]

3.	IP LICENSES

[Include complete legal description of agreement (name of agreement, parties and date)]

Schedule 1

Commercial Tort Claims

None.

Schedule 2

Filings

Type of Filing	Entity	Applicable Collateral Document	Jurisdiction
UCC-1	CURO Receivables Holdings I, LLC	Guaranty and Security Agreement	Delaware Secretary of State

UCC-1	CURO Receivables Finance I, LLC	Loan Agreement	Delaware Secretary of State

Schedule 3

Pledged Collateral

Grantor	Pledged Stock	Jurisdiction of Pledged Stock Entity
CURO Receivables Holdings	CURO Receivables Finance I, LLC	Delaware
I, LLC	(100%)

Schedule 4

Intellectual Property

Trademark	Serial No.	Registration No.	Registration Date
None	N/A	N/A	N/A